EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2024, relating to the financial statements of Global Water Resources, Inc., appearing in the Annual Report on Form 10-K of Global Water Resources, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Tempe, Arizona
June 17, 2024